Exhibit 16.1

May 12, 2008

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4.01 as it relates to Ehrhardt Keefe Steiner & Hottman, PC included in the Current Report on Form 8-K/A, dated May 12, 2008, of Verilink Corporation to be filed with the Securities and Exchange Commission, and we are in agreement with the statements contained therein.

Very truly yours,

/s/Ehrhardt Keefe Steiner & Hottman, PC

Ehrhardt Keefe Steiner & Hottman, PC